Exhibit 10.6

International Battery Metals, Ltd. (IBAT)

5847 San Felipe Street, Suite 1925

Houston, TX 77057

t (832)683 8839

e info@ibatterymetals.com

ibatterymetals.com

October 8, 2024

PERSONAL & CONFIDENTIAL

VIA E-MAIL

[***]

Norma Garcia, Esq.

[***]

Re: Offer of Employment for General Counsel Position

Dear Norma,

We are pleased to offer you the position of General Counsel at International Battery Metals, Ltd. (the “Company”). Based on your extensive experience and impressive qualifications, we are confident that you will make a significant contribution to our team.

As General Counsel, you will report directly to Iris Jancik, the Company’s CEO, and your primary office will be located at our new headquarters in the DFW area, TX.

As General Counsel, you will be responsible for overseeing the Company’s legal matters, including but not limited to corporate governance, compliance, regulatory matters, contracts, risk management, HR, Government Affairs, litigation and other legal affairs as may arise. You will play a key role in advising the CEO and executive team on legal strategies and issues.

As needs reasonably arise, you will be required to travel mostly inside the US. You shall devote your entire productive time, efforts and attention to the business and affairs of the Company during your employment and shall not directly or indirectly render any service of a business, academic, commercial, charitable, philanthropic or professional nature to any other person, organization or educational institution without prior written approval of Company Management.

Your start date with the Company will be as soon as possible, but in any event no later than November 18, 2024. Your regular work schedule will be Monday to Friday from 9 a.m. to 5 p.m., but your actual hours and days of work may vary from time to time based on the Company’s needs and your availability.

Letter to Norma Garcia, Esq.

October 8, 2024

A summary of the key terms of your compensation package are provided in Exhibit “A” attached hereto and incorporated herein by reference. We anticipate finalizing the terms of your employment in an employment agreement (the “Definitive Agreement”) to be entered into as soon as possible following your start date. Upon our execution of the Definitive Agreement, the precise terms of your employment will be subject in all cases to the terms and conditions of the Definitive Agreement.

In joining the Company, we recognize that you retain the option, as does the Company, of ending your employment at any time, with or without notice and with or without cause. As such, your employment will be at-will, and neither this letter nor any other oral or written representations may be considered a contract requiring the Company or you to maintain your employment for any specific period of time. While the parties will have this freedom to terminate your employment, the Company recognizes that certain terminations will have specific consequences under the terms of your employment, in each case as initially described in this letter and, upon execution by the Company and you of the Definitive Agreement, as provided in the Definitive Agreement.

We believe that your skills and expertise will be invaluable in shaping the Company’s future, and we are enthusiastic about the contributions you will bring to our team.

This offer of employment is contingent on your execution and return to us of this offer letter. This offer will lapse, and be of no further force or effect, if you do not execute and return this letter to the undersigned on or before 5 p.m. on October 11, 2024.

If this letter outlines your understanding as to the terms of your employment, please sign and return a copy of this letter to me to indicate your understanding and acceptance of the terms of your employment. If you have any questions, please contact me at [***].

Sincerely,

/s/ Iris Jancik
Iris Jancik
CEO

The foregoing is agreed and accepted this 13th day of October, 2024

/s/ Norma Garcia
Norma Garcia

EXHIBIT A

Summary of Key Compensation Terms

Norma Garcia

Annual Base Salary	Initially, $265,000, earned and paid in accordance with the Company’s regular payroll schedule, provided that upon completion of twelve (12) consecutive months of employment, annual base salary shall be increased to $300,000.

Performance Bonus	Payable at discretion of Company Management; performance will be determined by the CEO and Board of Directors.

Equity Grant	Non-Statutory Options (NSOs): 400,000 non-statutory options to purchase Company common stock, with option exercise price to be fair market value as of the date of grant, vesting in equal amounts of 200,000 shares on the first and second anniversary of the grant, contingent upon continued employment, exercisable over a period of four years.

Restricted Stock Units (RSUs): Subject to Board approval on the Executive’s start date, the Company will grant not less than 100,000 shares of RSUs, which shall vest on a pro-rata basis over a three- year period, with one-third of the RSUs vesting on each subsequent anniversary of the grant date, contingent upon the Executive’s continued employment.

On an annual basis, the Board (or a committee thereof) may review Executive’s equity compensation and may award additional NSOs and/or RSUs to reflect Executive’s performance, the performance of the Company and competitive compensation levels, all as determined by the Board, in its sole discretion.

Business Expenses	Travel and other reasonable business-related expenses incurred in the connection with the performance of job duties, subject to the Company’s expense reimbursement procedures and the presentation of reasonable documentation for such expenses in accordance with IRS guidelines.

PTO	Four (4) weeks of PTO per calendar year, (prorated for partial year) in accordance with Company’s vacation policies, as in effect from time to time.

Letter to Norma Garcia, Esq.

October 8, 2024

Benefits	Eligibility to participate in Company medical, dental, and retirement plans including 401k plan available to all full-time employees as well as any other benefits available to employees in similarly situated positions.

Severance and Change in Control	Upon the occurrence of an involuntary termination (other than for cause) or voluntary termination for good reason following a change in control event (as such term will be defined in the Definitive Agreement), then:

● Payments equal to the executive’s base salary for twelve (12) months, which will be paid in periodic installments in accordance with the Company’s customary payroll practices, subject to all statutory deductions and authorized withholdings.
● Immediate accelerated vesting of all unvested stock options; and
● Continuation of Benefits for a 12-month period.

Confidentiality and Non- Compete	To protect the Company’s proprietary information and intellectual property, the Definitive Agreement shall include confidentiality and non-competition terms and provisions.

Definitive Agreement	Complete definitions, terms and conditions will be provided in the Definitive Agreement.